Exhibit (a)(5)(C)

Axcan Holdings Inc.

22 Inverness Center Parkway Suite 310

Birmingham, AL 35242

Tel.: (205) 991-8085

1-800-615-4393

Fax: (205) 991-0639

www.axcan.com

DATE: January 25, 2011

Press release for immediate distribution

AXCAN INTERMEDIATE HOLDINGS INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF $225 MILLION OF SENIOR SECURED NOTES AND INTENT TO AMEND AND RESTATE CREDIT FACILITY

BRIDGEWATER, NEW JERSEY-(Marketwire – January 25, 2011) — Axcan Intermediate Holdings Inc. (the “Company”) announced today that it intends, subject to market and other conditions, to offer $225 million aggregate principal amount of senior secured notes due 2018 (the “Notes”) in a private offering exempt from registration in accordance with Rule 144A and Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Company also announced today that it intends, subject to market and other conditions, to seek an amendment and restatement (the “Amendment and Restatement”) to its existing senior secured credit facility, which would provide for a senior secured term loan in the aggregate principal amount of $225 million (the “Term Loan”) and a senior secured revolving credit facility in the aggregate principal amount of at least $115 million.

The Company intends to use the net proceeds from the offering of the Notes and from the Term Loan to help finance the previously announced pending acquisition of the outstanding shares of Eurand N.V. (“Eurand”), to pay off certain outstanding indebtedness of the Company and Eurand and to pay certain fees and expenses related to the acquisition (collectively, the “Transactions”). The closing of the offering of the Notes and the closing of the Amendment and Restatement will be conditioned upon and will occur substantially simultaneous with the closing of the acquisition.

The Notes are being offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

ABOUT THE COMPANY

Axcan Intermediate Holdings Inc. is a privately-held, leading global specialty pharmaceutical company engaged in gastroenterology with clinical and commercial operations in the United States, the European Union and Canada. Axcan develops, markets and sells pharmaceutical products used in the treatment of a variety of gastrointestinal diseases and disorders.

IMPORTANT INFORMATION

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Investors and Eurand shareholders are strongly advised to carefully read the tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other offer documents) and all amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and the related solicitation/recommendation statement on Schedule 14D-9 and all amendments thereto filed by Eurand with the SEC before any decision is made with respect to the tender offer for Eurand shares because they contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, have been made available to all shareholders of Eurand at no expense to them from the Company by directing a request to the information agent for the tender offer, Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022; Banks and Brokerage Firms, Please Call: (212) 297 0720; Stockholders and All Others, Call Toll-Free: (855) 208 8901; E-mail: info@okapipartners.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward looking statements, including statements regarding the proposed Transactions, its timing and terms and statements regarding the expectations for the combined company. Forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. The words “expects”, “potentially”, “anticipates”, “could”, “calls for” and similar expressions also identify forward-looking statements. These statements are based upon the parties’ current expectations and are subject to risks and uncertainties which could cause actual results and developments to differ materially from those expressed or implied in such statements. Factors that could affect actual results and developments include, successful completion of the proposed Transactions on a timely basis, the impact of regulatory reviews on the proposed Transactions, the successful tender of the outstanding ordinary shares of Eurand, the obtaining of any required shareholder approvals and the satisfaction of customary conditions, the ability of the buyer to obtain financing for the proposed Transactions and to achieve synergies and other anticipated benefits following completion of the proposed Transactions, the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings, the successful preparation and implementation of an effective integration plan, and any other risks set forth in the parties’ filings with the SEC, including Eurand’s annual report on Form 20-F and periodic reports on Form 6-K and the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the Schedule TO and Schedule 14D-9, in each case together with all amendments thereto, with respect to the proposed tender offer. Investors should evaluate any statement in light of these important factors. Forward-looking statements contained in this press release are made as of this date, and, other than as required by applicable law, the parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events could differ materially from those anticipated in the forward-looking statements.

INVESTOR RELATIONS CONTACT

Steve Gannon

Senior Vice President & Chief Financial Officer

450-467-2600 ext. 2442

sgannon@axcan.com

www.axcan.com